Exhibit 99.1

Contact:	Peter W. Keegan Senior Vice President (212) 521-2950 Candace Leeds V.P. of Public Affairs (212) 521-2416 Joshua E. Kahn Investor Relations (212) 521-2788

FOR IMMEDIATE RELEASE

LOEWS CORPORATION REPORTS
NET INCOME FOR THE THIRD QUARTER OF 2005

NEW YORK, October 27, 2005—Loews Corporation (NYSE:LTR;CG) today reported consolidated net income (including both the Loews Group and Carolina Group) for the 2005 third quarter of $300.0 million, compared to $278.5 million in the 2004 third quarter. Net income attributable to Loews common stock includes net investment gains of $34.0 million (after tax and minority interest) compared to net investment losses of $30.2 million (after tax and minority interest) in the comparable period of the prior year.

Net income and earnings per share information attributable to Loews common stock and Carolina Group stock is summarized in the table below:

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2005	2004	2005	2004
		(Restated)		(Restated)
Net income attributable to Loews common stock:
Income before net investment gains (losses)	$198.5	$255.3	$865.1	$836.0
Net investment gains (losses) (a)	34.0	(30.2)	38.7	(230.5)
Net income attributable to Loews common stock	232.5	225.1	903.8	605.5
Net income attributable to Carolina Group stock	67.5	53.4	169.7	128.4
Consolidated net income	$300.0	$278.5	$1,073.5	$733.9

Net income per share:
Loews common stock	$1.25	$1.21	$4.86	$3.26
Carolina Group stock	$0.99	$0.92	$2.49	$2.21
Book value per share of Loews common stock at:
September 30, 2005	$69.68
December 31, 2004	$66.56

(a)	Includes a loss of $352.9 (after tax and minority interest) for the nine months ended September 30, 2004 related to CNA's sale of its individual life insurance business.

Impact of Hurricanes on Third Quarter Results

Net income for the three months ended September 30, 2005 includes a loss of $263.3 million as a result of Hurricanes Katrina, Rita, Dennis and Ophelia which impacted the third quarter of 2005 results of Loews’s CNA, Diamond Offshore and Boardwalk Pipelines subsidiaries. CNA incurred catastrophe losses of $268.3 million (after tax and minority interest) for the three and nine months ended September 30, 2005 primarily as a result of the third quarter hurricanes, as compared with losses from hurricanes of $158.8 million (after tax and minority interest) for the three and nine months ended September 30, 2004. Diamond Offshore recorded a gain of $8.9 million (after tax and minority interest) for the three months ended September 30, 2005 as a result of an insurance settlement for a rig destroyed by Hurricane Katrina offset by losses incurred for damage caused to other rigs located in the Gulf of Mexico during the third quarter hurricanes. Boardwalk Pipelines incurred losses of $3.9 million (after taxes) as a result of various damage and disruption, primarily to its Gulf South pipeline, as a result of the hurricanes.

Three Months Ended September 30, 2005 Compared With 2004

Net income attributable to Loews common stock for the third quarter of 2005 amounted to $232.5 million or $1.25 per share, compared to $225.1 million or $1.21 per share in the comparable period of the prior year.

Net income attributable to Carolina Group stock for the third quarter of 2005 was $67.5 million or $0.99 per Carolina Group share, compared to $53.4 million or $0.92 per Carolina Group share in the third quarter of 2004. The Company is issuing a separate press release reporting the results of the Carolina Group for the third quarter of 2005.

Consolidated revenues in the third quarter of 2005 amounted to $4.1 billion compared to $3.8 billion in the comparable 2004 quarter.

Nine Months Ended September 30, 2005 Compared With 2004

Loews consolidated net income (including both the Loews Group and Carolina Group) for the first nine months of 2005 was $1,073.5 million, compared to $733.9 million in the comparable period of the prior year.

Net income attributable to Loews common stock for the first nine months of 2005 amounted to $903.8 million or $4.86 per share, compared to $605.5 million or $3.26 per share in the comparable period of the prior year. Net income attributable to Loews common stock includes net investment gains of $38.7 million (after tax and minority interest) compared to net investment losses of $230.5 million (after tax and minority interest) in the comparable period of the prior year due primarily to a 2004 loss of $352.9 million (after tax and minority interest) for CNA’s sale of its individual life insurance business. The results for the nine months ended September 30, 2005 include a benefit of $109.2 million related to a federal income tax settlement due primarily to net refund interest and the release of federal income tax reserves at CNA.

Net income attributable to Carolina Group stock for the first nine months of 2005 was $169.7 million or $2.49 per Carolina Group share, compared to $128.4 million or $2.21 per Carolina Group share in the comparable period of the prior year.

Consolidated revenues in the first nine months of 2005 amounted to $11.9 billion compared to $11.2 billion in the comparable period of the prior year. The increase in revenues is primarily due to the acquisition of Gulf South during December 2004, improved results at Diamond Offshore and the absence of a loss recorded in 2004 related to CNA’s sale of its individual life business.

# # #

At September 30, 2005, there were 185,746,595 shares of Loews common stock outstanding and 68,180,678 shares of Carolina Group stock outstanding. Depending on market conditions, the Company from time to time purchases shares of its, and its subsidiaries’, outstanding common stock in the open market or otherwise.

The Company has two classes of common stock, Carolina Group stock, a tracking stock intended to reflect the economic performance of a group of the Company’s assets and liabilities, called the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. and Loews common stock, representing the economic performance of the Company’s remaining assets, including the interest in the Carolina Group not represented by Carolina Group Stock. At September 30, 2005, the outstanding Carolina Group stock represents a 39.27% economic interest in the economic performance of the Carolina Group.

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Thursday, October 27, 2005. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company’s website following the call.

A conference call to discuss the third quarter results of CNA has been scheduled for 10:00 a.m. EDT, Thursday, October 27, 2005. A live broadcast of the call will be available online at the CNA website (http://investor.cna.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (800) 811-0677. An online replay will be available at CNA’s website following the call.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Financial Review

	September 30,
	Three Months		Nine Months
	2005	2004 (f)	2005	2004 (f)
		(Restated)		(Restated)

	(Amounts in millions, except per share data)

Revenues:
Insurance premiums and net investment income (a)	$2,541.5	$2,291.8	$7,222.5	$7,146.5
Manufactured products (b)	968.3	918.0	2,771.2	2,625.5
Other (c) (d)	628.1	576.9	1,916.1	1,423.7
Total	4,137.9	3,786.7	11,909.8	11,195.7

Expenses:
Insurance claims & policyholders’ benefits	1,871.4	1,596.1	4,886.4	4,854.8
Cost of manufactured products sold (b)	562.6	523.7	1,662.4	1,558.6
Other	1,252.7	1,262.9	3,719.2	3,736.6
Total	3,686.7	3,382.7	10,268.0	10,150.0

	451.2	404.0	1,641.8	1,045.7

Income tax expense	104.6	121.4	446.6	292.6
Minority interest	46.6	4.1	121.7	19.2
Total	151.2	125.5	568.3	311.8

Net income	$300.0	$278.5	$1,073.5	$733.9

Net income attributable to:
Loews common stock	$232.5	$225.1	$903.8	$605.5
Carolina Group stock (e)	67.5	53.4	169.7	128.4
	$300.0	$278.5	$1,073.5	$733.9

Diluted net income per share of Loews common stock	$1.25	$1.21	$4.86	$3.26

Diluted net income per share of Carolina Group stock	$0.99	$0.92	$2.49	$2.21

Weighted diluted number of shares:
Loews common stock	186.03	185.62	185.93	185.62
Carolina Group stock	68.23	57.98	68.14	57.99

(a)
Includes investment gains (losses) of $60.0, $(49.6), $69.7 and $(409.4) for the respective periods. The nine months ended September 30, 2004 includes a loss of $618.6 related to CNA’s sale of its individual life business.

(b)	Includes excise taxes of $176.2, $167.9, $511.4 and $493.6 paid on sales of manufactured products for the respective periods.
(c)	Includes net refund interest of $129.7 from a federal income tax settlement in the second quarter of 2005.
(d)	Includes income of $179.3 ($116.5 after taxes) in the three and nine months ended September 30, 2004 from an affiliate’s sale of four ultra-large crude oil tankers.
(e)	Represents 39.26%, 33.43%, 39.23% and 33.43% of the economic interest in the Carolina Group for the respective periods.
(f)	Restated to correct CNA’s accounting for several reinsurance contracts, primarily with a former affiliate, and CNA’s equity accounting for that affiliate.

Loews Corporation and Subsidiaries
Additional Financial Information

	September 30,
	Three Months		Nine Months
	2005	2004 (i)	2005	2004 (i)
		(Restated)		(Restated)

	(In millions)

Revenues:
CNA Financial	$2,452.9	$2,380.6	$7,380.2	$7,664.4
Lorillard (a)	947.3	886.7	2,701.3	2,536.2
Boardwalk Pipelines	122.3	47.2	393.0	185.3
Diamond Offshore	352.1	209.7	915.0	583.3
Loews Hotels	81.5	66.9	267.4	233.9
Investment income-net and other (b)
Income from trading portfolio	62.5	11.5	9.7	64.6
Other (c)	59.3	233.7	173.5	337.4
	4,077.9	3,836.3	11,840.1	11,605.1

Investment (losses) gains:
CNA Financial (d)	67.1	(62.2)	76.3	(411.4)
Corporate and other	(7.1)	12.6	(6.6)	2.0
	60.0	(49.6)	69.7	(409.4)
Total	$4,137.9	$3,786.7	$11,909.8	$11,195.7

Income Before Taxes:
CNA Financial	$(101.0)	$(7.0)	$474.2	$513.1
Lorillard (e)	200.0	210.8	535.2	535.0
Boardwalk Pipelines	7.6	1.8	93.2	53.3
Diamond Offshore	118.0	1.4	215.1	(29.1)
Loews Hotels	5.5	(1.2)	45.1	23.1
Investment income-net and other (b)
Income from trading portfolio	62.5	11.5	9.7	64.6
Other (c) (f)	(9.4)	150.2	(79.1)	86.0
	283.2	367.5	1,293.4	1,246.0

Investment (losses) gains:
CNA Financial (d)	67.1	(62.2)	76.3	(411.4)
Corporate and other	(7.0)	12.4	(5.8)	1.8
	60.1	(49.8)	70.5	(409.6)

Loews common stock	343.3	317.7	1,363.9	836.4
Carolina Group stock (g)	107.9	86.3	277.9	209.3
Total	$451.2	$404.0	$1,641.8	$1,045.7

Net Income:
CNA Financial (h)	$(31.2)	$17.7	$400.1	$375.6
Lorillard (e)	125.3	130.5	326.9	328.3
Boardwalk Pipelines	4.5	1.0	56.1	32.0
Diamond Offshore	40.6	0.1	74.7	(13.5)
Loews Hotels	3.7	(0.8)	32.7	14.0
Investment income-net and other (b)
Income from trading portfolio	40.6	7.5	6.3	42.0
Other (c) (f)	15.0	99.3	(31.7)	57.6
	198.5	255.3	865.1	836.0

Investment (losses) gains:
CNA Financial (d)	38.6	(38.2)	42.1	(231.6)
Corporate and other	(4.6)	8.0	(3.4)	1.1
	34.0	(30.2)	38.7	(230.5)

Loews common stock	232.5	225.1	903.8	605.5
Carolina Group stock (g)	67.5	53.4	169.7	128.4
Total	$300.0	$278.5	$1,073.5	$733.9

(a)	Includes excise taxes of $176.2, $167.9, $511.4 and $493.6 paid on sales of manufactured products for the respective periods.
(b)	Consists primarily of corporate investment income, interest expenses, the operations of Bulova Corporation, equity earnings of Majestic Shipping Corporation and other unallocated expenses.
(c)	Includes income of $179.3 ($116.5 after taxes) in the three and nine months ended September 30, 2004 from an affiliate’s sale of four ultra-large crude oil tankers.
(d)	Includes an impairment loss of $618.6 ($352.9 after tax and minority interest) related to CNA’s sale of its individual life insurance business for the nine months ended September 30, 2004.
(e)
The Loews Group’s intergroup interest in the earnings of the Carolina Group declined from 66.57% in 2004 to 60.73% in 2005 due primarily to the sale of Carolina Group stock by Loews in December of 2004.

(f)
Includes additional interest expense of $35.5 and $17.0 ($23.1 and $11.1 after taxes) related to charges from the early redemption of the Company’s long-term debt for the nine months ended September 30, 2005 and 2004, respectively.

(g)	Represents 39.26%, 33.43%, 39.23% and 33.43% of the economic interest in the Carolina Group for the respective periods.
(h)	Includes a benefit of $104.4, for the nine months ended September 30, 2005, relating primarily to net refund interest and the release of federal income tax reserves.
(i)	Restated to correct CNA’s accounting for several reinsurance contracts, primarily with a former affiliate, and CNA’s equity accounting for that affiliate.